                                                                    Exhibit 99.6

           FORM OF SUPPLEMENTAL EXCHANGEABLE SHARE SUPPORT AGREEMENT


Dated as of the _____ day of ____, 2001 among The CIT Group, Inc. ("CIT"), Tyco Acquisition Corp. XIX (NV) ("CIT HOLDINGS"), 3026192 Nova Scotia Company ("NEWCO") and CIT Exchangeco Inc. ("EXCHANGECO").

RECITALS

A. Pursuant to an amended and restated agreement and plan of reorganization dated as of August 5, 1999 between Newcourt Credit Group Inc. ("NEWCOURT") and CIT (the "NEWCOURT REORGANIZATION AGREEMENT"), CIT caused Exchangeco to issue exchangeable shares (the "EXCHANGEABLE SHARES") to certain holders of common shares in Newcourt pursuant to a plan of arrangement (the "NEWCOURT PLAN OF ARRANGEMENT").

B. Pursuant to the Newcourt Reorganization Agreement, Exchangeco, Newco and CIT entered into an exchangeable share support agreement dated as of November 15, 1999 (the "ESSA").

C. Section 3.1 of the ESSA provides that, in the event of a merger or other transaction whereby all or substantially all of CIT's undertaking, property and assets become the property of another person or, in the case of a merger, the continuing corporation resulting from the merger, such person or continuing corporation (the "CIT SUCCESSOR") shall execute a supplemental agreement to evidence the assumption by the CIT Successor of liability for all moneys payable and property deliverable under the ESSA and the covenant of such CIT Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of CIT under the ESSA.

D. Pursuant to an agreement and plan of merger made as of March 12, 2001 between CIT Holdings, a wholly-owned subsidiary of Tyco International Ltd. ("TYCO"), and CIT (the "TYCO PLAN OF MERGER"), CIT will merge with and into CIT Holdings, and CIT Holdings shall continue as the surviving corporation. It is intended that following the merger CIT Holdings will change its corporate name to "CIT Holdings (NV) Inc.".

E. The Tyco Plan of Merger provides that each Exchangeable Share will remain outstanding, that, after the effective time of the merger, each Exchangeable Share shall, subject to the Tyco Plan of Merger, be exchangeable for 0.6907 of a Tyco Common Share and that CIT Common Stock shall, for all purposes under the ESSA, mean Tyco Common Shares, proportionately adjusted.

F. CIT Holdings intends to become the CIT Successor within the meaning of
Section 3.1 of the ESSA.

G. The parties hereto wish to restate certain provisions of the ESSA to reflect events that have occurred since the original date thereof.


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                                      -2-

H. Pursuant to an agreement in writing made as of the date hereof (the "TYCO SUPPORT AGREEMENT"), Tyco is supporting the obligations of CIT Holdings under the ESSA, as supplemented by this Agreement.

FOR VALUE RECEIVED, the parties agree, pursuant to Sections 3.1, 4.2 and 4.5(b) of the ESSA, to supplement and partially restate the ESSA with effect from the date hereof as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1   NATURE OF AGREEMENT

      This Agreement is a supplemental agreement within the meaning of Sections 3.1, 4.2 and 4.5(b) of the ESSA.

1.2   DEFINITIONS

      Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the ESSA or otherwise applicable to such terms in the ESSA unless the context requires otherwise. In addition:

(1)   EQUIVALENT DIVIDEND means:

      (a) in the case of a cash dividend declared on the Tyco Common Shares, an amount in cash for each Exchangeable Share in U.S. dollars, or, at the option of the board of directors of Exchangeco, the Canadian Dollar Equivalent thereof payable on the Tyco Dividend Declaration Date, in each case equal to the cash dividend declared on each Tyco Common Share multiplied by the number of Tyco Common Shares for which outstanding Exchangeable Shares may be exchanged in accordance with the VETA and divided by the number of Exchangeable Shares then issued and outstanding (the "CONVERSION RATIO");

      (b) in the case of a stock dividend declared on the Tyco Common Shares to be paid in additional Tyco Common Shares, additional Exchangeable Shares in the same ratio as the number of Tyco Common Shares issued by way of such stock dividend are to the total number of Tyco Common Shares issued and outstanding immediately preceding such stock dividend; and

      (c) in the case of a dividend declared on the Tyco Common Shares in property other than cash or additional Tyco Common Shares, such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the board of directors of Exchangeco as provided in Sections 2.7(a), (b), (d) and
            (e)) the type and amount of property declared as a dividend on each Tyco Common Share multiplied by the Conversion Ratio.

(2)   TYCO means Tyco International Ltd., a Bermuda company, and its successors.


                                                 SUPPLEMENTAL EXCHANGEABLE SHARE
                                                               SUPPORT AGREEMENT

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                                      -3-

(3) TYCO COMMON SHARES means the common shares of Tyco, par value U.S. $0.20 per share, in the capital of Tyco, and any other securities into which such shares may be changed.

(4) TYCO CONTROL TRANSACTION means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Tyco, or any proposal to do so.

(5) TYCO DIVIDEND DECLARATION DATE means the date on which the board of directors of Tyco declares any dividend on the Tyco Common Shares.

(6) VETA means the voting and exchange trust agreement made as of November 15, 1999 among Exchangeco, CIT and Montreal Trust Company of Canada as supplemented by an agreement made as of the date hereof.

1.3   SUCCESSORS CONCEPTS

(1) Except as otherwise provided herein, the existing references in the ESSA to:

      (a) "CIT" are restated by substituting therefor references to "CIT Holdings";

      (b) "CIT Common Stock" are restated by substituting therefor references to "Tyco Common Shares" when referred to in the aggregate and "0.6907 of a Tyco Common Share, subject to the Tyco Plan of Merger", when referred to individually; and

      (c) "CIT Control Transaction" are restated by substituting therefor references to "Tyco Control Transaction".

(2) References in this Agreement to substitutions are applicable whether the existing references are contained in the ESSA or are incorporated therein by reference to the Exchangeco Share Provisions or the terms of the Newcourt Plan of Arrangement.

1.4   RULES OF INTERPRETATION

      The provisions on construction and interpretation set forth in Sections 1.2, 1.3 and 1.4 of the ESSA shall apply to this Agreement. The provisions of Sections 4.3, 4.7, 4.10, 4.11 and 4.12 of the ESSA are incorporated by reference into and form part of this Agreement as if fully restated herein.

ARTICLE 2 -EXCHANGEABLE SHARE SUPPORT AGREEMENT

2.1   ARTICLE 2

(1)   Section 2.1(a), (b) and (c) are restated as follows:


                                                 SUPPLEMENTAL EXCHANGEABLE SHARE
                                                               SUPPORT AGREEMENT

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                                      -4-

      "Subject to the prior rights of holders of Class B Preference Shares in the capital of Exchangeco, Exchangeco (as provided for in the Share Provisions) shall, subject to applicable law, on each Tyco Dividend Declaration Date, declare a dividend on each Exchangeable Share as provided for in this Section 2.1(1). So long as any Exchangeable Shares not owned by Tyco or its Affiliates are outstanding, CIT Holdings will:

      (a) ensure that Tyco does not declare or pay any dividend on the Tyco Common Shares, unless (i) Exchangeco shall simultaneously declare or pay, as the case may be, an Equivalent Dividend on the Exchangeable Shares and (ii) Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

      (b) advise Exchangeco sufficiently in advance of the declaration by Tyco of any dividend on Tyco Common Shares and take all such other actions as are reasonably necessary, in cooperation with Exchangeco, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Tyco Common Shares; and

      (c) ensure that the record date for any dividend declared on Tyco Common Shares is not less than 10 Business Days after the declaration date of such dividend."

(2)   Section 2.3 is restated as follows:

      "CIT Holdings hereby represents, warrants and covenants in favour of Exchangeco and Newco that Tyco has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Tyco or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Tyco Common Shares (or other shares or securities into which Tyco Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof): (a) as is equal to the sum of (i) the number of Tyco Common Shares deliverable on the exchange of Exchangeable Shares issued and outstanding from time to time; and (ii) the number of Tyco Common Shares deliverable on the exchange of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit CIT Holdings to meet its obligations under the VETA and under any other security or


                                                 SUPPLEMENTAL EXCHANGEABLE SHARE
                                                               SUPPORT AGREEMENT


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                                      -5-

      commitment pursuant to which Tyco may now or hereafter be required to issue Tyco Common Shares, to enable and permit Newco to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit Exchangeco to meet its respective obligations hereunder and under the Share Provisions. CIT Holdings further represents, warrants and covenants in favour of Exchangeco and Newco that Tyco has reserved for issuance and will, at all times while any replacement options issued pursuant to CIT's Transition Option Plan ("REPLACEMENT OPTIONS") are outstanding, keep available out of its authorized and unissued capital stock such number of Tyco Common Shares as is equal to the number of Tyco Common Shares issuable upon exercise of Replacement Options, as adjusted in accordance with the Tyco Plan of Merger."

(3) Section 2.4(e) is restated without the phrase "(other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Newcourt Common Shares pursuant to the Arrangement)".

(4)   Section 2.5 is restated by substituting therefor the following:

      "In furtherance of its obligations under sections 2.1(d) and (e) hereof, upon notice from Exchangeco or Newco of any event that requires Exchangeco or Newco to cause to be delivered Tyco Common Shares to any holder of Exchangeable Shares, CIT Holdings shall cause Tyco to forthwith issue and deliver or cause to be delivered to Exchangeco or Newco the requisite number of Tyco Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Exchangeco or Newco shall direct. All such Tyco Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Tyco Common Share, Exchangeco or Newco, as the case may be, shall issue to CIT Holdings, or as CIT Holdings shall direct, common shares of Exchangeco or Newco having equivalent value."

(5)   Section 2.6 is restated by substituting therefor the following:

      "CIT Holdings covenants that, if any Tyco Common Shares (or other shares or securities into which Tyco Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian, Bermudian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other Canadian, Bermudian or United States legal requirement


                                                 SUPPLEMENTAL EXCHANGEABLE SHARE
                                                               SUPPORT AGREEMENT


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                                      -6-

      before such shares (or such other shares or securities) may be issued and delivered by Tyco at the direction of CIT HOLDINGS, Newco or Exchangeco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian provincial securities law or an "affiliate" of Tyco for purposes of United States federal or state securities law), CIT Holdings will cause Tyco to in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Tyco Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under Bermudian, United States and/or Canadian law, as the case may be. CIT Holdings will cause Tyco to in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Tyco Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Tyco Common Shares (or such other shares or securities) have been listed by Tyco and remain listed and are quoted or posted for trading at such time".

(6)   Section 2.7(a) is restated by substituting therefor the following:

      "CIT Holdings will ensure that Tyco does not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

            (i) issue or distribute Tyco Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Tyco Common Shares) to the holders of all or substantially all of the then outstanding Tyco Common Shares by way of stock dividend or other distribution, other than an issue of Tyco Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Tyco Common Shares) to holders of Tyco Common Shares who exercise an option to receive dividends in Tyco Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Tyco Common Shares) in lieu of receiving cash dividends;

            (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Tyco Common Shares entitling them to subscribe for or to purchase Tyco Common Shares (or securities exchangeable


                                                 SUPPLEMENTAL EXCHANGEABLE SHARE
                                                               SUPPORT AGREEMENT


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                                      -7-

                  for or convertible into or carrying rights to acquire Tyco Common Shares); or

            (iii) issue or distribute to the holders of all or substantially all of the then outstanding Tyco Common Shares: (A) shares or securities of Tyco of any class other than Tyco Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Tyco Common Shares); (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii); (C) evidences of indebtedness of Tyco; or (D) assets of Tyco, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Tyco in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Tyco Plan of Merger."

(7)   Section 2.7(b) is restated by substituting therefor the following:

      "CIT Holdings will ensure that Tyco does not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

      (i) subdivide, redivide or change the then outstanding Tyco Common Shares into a greater number of Tyco Common Shares;

      (ii) reduce, combine, consolidate or change the then outstanding Tyco Common Shares into a lesser number of Tyco Common Shares; or

      (iii) reclassify or otherwise change Tyco Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Tyco Common Shares,

      unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares."

(8)   Section 2.7(c) is restated by substituting therefor the following:

      "CIT Holdings will ensure that the record date for any event referred to in Sections 2.7(a) or 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days


                                                 SUPPLEMENTAL EXCHANGEABLE SHARE
                                                               SUPPORT AGREEMENT

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                                      -8-

      after the date on which such event is declared or announced by Tyco (with contemporaneous notification thereof by Tyco to Exchangeco)."

(9) Notwithstanding Section 1.3(1)(a) of this Agreement, Section 2.7 is restated by substituting "Tyco" for the references to "CIT" in Section 2.7(d)(iii).

(10)  Section 2.8 is restated by substituting therefor the following:

      "If a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Tyco Common Shares (an "OFFER") is proposed by Tyco or is proposed to Tyco or its shareholders and is recommended by the board of directors of Tyco, or is otherwise effected or to be effected with the consent or approval of the board of directors of Tyco, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by Newco pursuant to the Redemption Call Right, CIT Holdings will cause Tyco to use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Tyco Common Shares, without discrimination. Without limiting the generality of the foregoing, CIT Holdings will cause Tyco to use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Exchangeco to redeem (or Newco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Tyco Control Transaction."

(11)  Section 2.9 is restated by substituting therefor the following:

      "Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares, voting as a separate class, CIT Holdings covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any Person other than Tyco or any of its Affiliates, CIT Holdings will cause Tyco to be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Exchangeco and Newco."

(12)  Section 2.10 is restated by substituting therefor the following:

      "TYCO AND AFFILIATES NOT TO VOTE EXCHANGEABLE SHARES

      CIT Holdings covenants and agrees that it will cause Tyco to appoint and cause to be appointed proxyholders with respect to all Exchangeable


                                                 SUPPLEMENTAL EXCHANGEABLE SHARE
                                                               SUPPORT AGREEMENT

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                                      -9-

      Shares held by Tyco and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. CIT Holdings further covenants and agrees that it will cause Tyco not to, and will cause Tyco to cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the COMPANIES ACT (Nova Scotia) (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by Tyco or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares".

(13)  Section 2.11 is restated by substituting therefor the following:

      "For certainty, nothing contained in this Agreement, including without limitation the obligations of CIT Holdings contained in section 2.8 hereof, shall limit the ability of Tyco or Exchangeco to make a "Rule 10b-18 Purchase" of Tyco Common Shares pursuant to Rule 10b-18 of the U.
      S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof."

(14)  Section 2.12 is restated by substituting therefor the following:

      "CIT Holdings covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Tyco or any of its Affiliates, CIT Holdings will cause Tyco to use its reasonable best efforts to maintain a listing for such Exchangeable Shares on the Toronto Stock Exchange."

2.2   ARTICLE 3

(1) Notwithstanding Section 1.3(1)(a) of this Agreement, the title of Article 3 is restated by substituting "Tyco" for the reference to "CIT".

(2)   Section 3.1 is restated by substituting therefor the following:

      "CIT Holdings shall ensure that Tyco does not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless:

      (a) such other person or continuing corporation (the "TYCO SUCCESSOR") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement and the Tyco


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                                                               SUPPORT AGREEMENT

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                                      -10-

            Support Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Tyco Successor of liability for all moneys payable and property deliverable under this Agreement and the Tyco Support Agreement and the covenant of such Tyco Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of CIT Holdings under this Agreement and of Tyco under the Tyco Support Agreement; and

      (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties under this Agreement and the Tyco Support Agreement."

(3)   Section 3.2 is restated by substituting therefor the following:

      "Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver a supplemental agreement hereto and thereupon the Tyco Successor shall possess and from time to time may exercise each and every right and power of CIT Holdings under this Agreement in the name of CIT Holdings or otherwise and each and every right and power of Tyco under the Tyco Support Agreement in the name of Tyco or otherwise, and any act or proceeding by any provision of this Agreement or the Tyco Support Agreement, as the case may be, required to be done or performed by the board of directors of CIT Holdings or Tyco or any officers of CIT Holdings or Tyco may be done and performed with like force and effect by the directors or officers of such Tyco Successor."

(4)   Section 3.3 is restated by substituting therefor the following:

      "Nothing herein shall be construed as presenting the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Tyco with or into Tyco or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Tyco provided that all of the assets of such subsidiary are transferred to Tyco or another wholly-owned direct or indirect subsidiary of Tyco, Tyco or another wholly-owned direct or indirect subsidiary of Tyco assumes liability for all monies payable and property deliverable hereunder and agrees to observe and perform all the covenants and obligations of CIT Holdings under this Agreement and any such transactions are expressly permitted by this Article 3."


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                                                               SUPPORT AGREEMENT

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                                      -11-

2.3   ARTICLE 4

(1) Notwithstanding Section 1.3(1)(a) of this Agreement, Section 4.1 is restated by substituting "Tyco" for the reference to "CIT".

(2)   Section 4.2 is restated by substituting therefor the following:

      "CHANGES IN CAPITAL OF TYCO AND EXCHANGECO

      At all times after the occurrence of any event contemplated pursuant to Sections 2.7 or 2.8 or otherwise, as a result of which either Tyco Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement and the Tyco Support Agreement shall forthwith be amended and modified as necessary in order that they shall apply with full force and effect, MUTATIS MUTANDIS, to all new securities into which Tyco Common Shares or the Exchangeable Shares or both are so changed, and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications."

(3) Notwithstanding Section 1.3(1)(a) of this Agreement, Section 4.5 is restated by substituting "Tyco" and "CIT Holdings" for the references to "CIT".

(4)   Section 4.8 is restated by substituting therefor the following:

      "This Agreement and the Tyco Support Agreement shall be binding upon and enure to the benefit of the parties hereto, the Tyco Successor and their respective successors and assigns."

(5) Sections 4.9(a) and (b) are restated by substituting therefor the following:

                   "(a)    if to CIT Holdings:

                           c/o Tyco International (US) Inc.
                           One Tyco Park
                           Exeter, NH 03833
                           USA

                           Attention:                Secretary
                           Fax:                      (603) 778-7700

                           With a copy (which shall not constitute notice) to:

                           McMillan Binch
                           Suite 3800
                           South Tower, Royal Bank Plaza
                           Toronto, Ontario
                           M5J 2J7


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                                                               SUPPORT AGREEMENT

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                                      -12-


                           Attention:                David Dunlop
                           Fax:                      (416) 865-7048

                  (b)      if to Exchangeco:

                           c/o The CIT Group, Inc.
                           650 CIT Drive
                           Livingston, NJ 07039
                           USA

                           Attention:                General Counsel
                           Fax:                      (973) 740-5264

                  (c)      if to Newco:

                           650 CIT Drive
                           Livingston, NJ 07039
                           USA

                           Attention:                General Counsel
                           Fax:                      (973) 740-5264"

ARTICLE 3 - GENERAL

3.1   CONFIRMATION

      Except as otherwise provided by this Agreement, the ESSA remains in full force and effect.

3.2   EFFECTIVE DATE

      Notwithstanding the date of execution and delivery of this Agreement, it shall only come into force and become effective as of the Effective Time as defined in Section 1.02 of the Tyco Plan of Merger. If the Tyco Plan of Merger is terminated and the transactions contemplated therein have been abandoned pursuant to Section 7.01 of the Tyco Plan of Merger, then this Agreement shall be terminated and be of no further force or effect.


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                                                               SUPPORT AGREEMENT

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                                      -13-


The parties have executed this Agreement.

                                        THE CIT GROUP, INC.

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        TYCO ACQUISITION CORP. XIX (NV)

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        3026192 NOVA SCOTIA COMPANY

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        CIT EXCHANGECO INC.

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:






                                                 SUPPLEMENTAL EXCHANGEABLE SHARE
                                                               SUPPORT AGREEMENT